Exhibit 99.1

Missy Keney, Investor Relations 701.280.5120 (Office) :: 218.791.6818 (Cell) missy.keney@alerus.com investors.alerus.com

FOR IMMEDIATE RELEASE

ALERUS FINANCIAL CORPORATION DECLARES

CASH DIVIDEND ON COMMON SHARES

MINNEAPOLIS, M.N. (September 13, 2022) – Alerus Financial Corporation (NASDAQ: ALRS) announced that its board of directors declared a regular quarterly cash dividend of $0.18 per common share, a 12.5% increase over the dividend paid a year ago. The dividend is payable on October 14, 2022, to shareholders of record as of close of business on September 30, 2022. Current and historic dividend information, as well as quarterly financial statements, investor presentations, and earnings call transcripts are available online through Alerus’ investor relations website at investors.alerus.com.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company with corporate offices in Grand Forks, North Dakota, and the Minneapolis-St. Paul, Minnesota metropolitan area. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to business and consumer clients through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. Alerus provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight and sound advice supported by digital solutions designed to meet the clients’ needs. Alerus has banking, mortgage, and wealth management offices in Grand Forks and Fargo, North Dakota, the Minneapolis-St. Paul, Minnesota metropolitan area, and Phoenix, Scottsdale, and Mesa Arizona. Alerus Retirement and Benefits plan administration hubs are in Minnesota, Michigan, and Colorado.

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